EXHIBIT 99

                                  FOR:            Consolidated Graphics, Inc.
                                  APPROVED BY:    Ronald E. Hale, Jr.
                                                  Vice President
                                                  (713) 529-4200
                                  CONTACT:        Betsy Brod/Jeff Majtyka
                                                  Media: Stan Froelich
                                                  Morgen-Walke Associates, Inc.
                                                  (212) 850-5600

FOR IMMEDIATE RELEASE

                 CONSOLIDATED GRAPHICS ANNOUNCES ACQUISITIONS IN
                   SOUTHERN CALIFORNIA AND MID-ATLANTIC REGION

                      EIGHTH AND NINTH TRANSACTIONS OF 1996
                     RAISE RUN-RATE REVENUES TO $155 MILLION

HOUSTON, TEXAS -- NOVEMBER 6, 1996 -- Consolidated Graphics, Inc. (Nasdaq/NM:COGI) today announced it has signed letters of intent to acquire two printing companies, Direct Color of Long Beach, California and Theo Davis Sons, serving the Raleigh-Durham, North Carolina area. Terms of the transactions were not disclosed. When completed, the addition of these two companies will give Consolidated Graphics 18 printing companies in 14 markets and annualized run-rate revenues of $155 million.

     Direct Color was founded in 1965 and is owned by David Melin, who will continue as President of Direct Color following the transaction. Direct Color's sheet fed presses with up to six-color capability are complemented by state-of-the-art pre-press operations and a well-equipped bindery. The company serves a variety of high quality customers, reflecting the ability and commitment of the company and its employees to provide premium customer service.

     Theo Davis Sons was founded in 1945. Mike Davis, president of the company, will remain in that position. With sheet fed presses having up to six-color capability and complementary pre-press and bindery equipment, Theo Davis Sons is a key service provider to the Raleigh-Durham market and the nearby Research Triangle Park.

     Joe R. Davis, Chairman and Chief Executive Officer of Consolidated Graphics, commented, "Both these acquisitions, which represent our eighth and ninth transactions of 1996, are ideal representations of our stated strategy. Direct Color and Theo Davis Sons enjoy excellent reputations, maintain a solid share of their respective markets and have good growth potential. Each company is located in a region strategic to our growth plan and will complement our existing operations in San Diego, California and Richmond, Virginia."

     Consolidated Graphics, Inc. is one of the fastest growing printing companies in the United States. It is a consolidator in a fragmented industry that adds value to its acquisitions by providing the financial and operational strengths, management support and technological advantages associated with a larger organization.